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                 Exhibit 23        Consent of KPMG LLP




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KPMG


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Long Island Financial Corp.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Long Island Financial Corp. of our report dated January 18, 2001 relating to the consolidated balance sheets of Long Island Financial Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 Annual Report on Form 10-K of Long Island Financial Corp.

                                                     /s/ KPMG LLP

Melville New York
February 28, 2002